CONSENT OF INDEPENDENT ACCOUNTANTS

To ICN Pharmaceuticals, Inc.:

         We consent to the incorporation by reference in the registration statements of ICN Pharmaceuticals, Inc. on Form S-8 (File No. 33-56971), Form S-4 (File No. 333-63721) and Form S-3 (File Nos. 333-10661 and 333-49665) of
our report dated March 4, 1999, on our audits of the consolidated financial statements and consolidated financial statement schedule of ICN Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report includes an emphasis of a matter paragraph related to the Company's change in method of accounting for ICN Yugoslavia, a previously consolidated subsidiary, included in this Annual Report on Form 10-K.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Newport Beach, California
March 30, 1999